Filed pursuant to Rule 433
Registration Statement No. 333-149655
FREE WRITING PROSPECTUS DATED MARCH 13, 2008
$1,500,000,000
Medco Health Solutions Inc.
$300,000,000 6.125% Notes Due 2013
$1,200,000,000 7.125% Notes Due 2018
Final Term Sheet

$300,000,000 6.125% Notes due 2013

Issuer:	Medco Health Solutions, Inc.

Security:	6.125% Notes due 2013

Size:	$300,000,000

Maturity Date:	March 15, 2013

Coupon:	6.125%

Interest Rate Adjustment:	If the rating on the notes from Moody’s Investors Service, Inc. (“Moody’s”) or Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc. (“S&P”) is a rating set forth in the immediately following table, the per annum interest rate on the notes will increase from that set forth on the cover page of this prospectus supplement by the percentage set forth opposite that rating:

		Rating Agency		Percentage

	Rating Levels	Moody’s	S&P

	1	Ba1	BB+	0.25%

	2	Ba2	BB	0.50%

	3	Ba3	BB-	0.75%

	4	B1 or below	B or below	1.00%

If at any time the interest rate on the notes of a series has been adjusted upward and either Moody’s or S&P, as the case may be, subsequently increases its rating of the notes of that series to any of the threshold ratings set forth above, the interest rate on the notes of that series will be decreased such that the interest rate for the notes of that series equals the interest rate payable on the notes of that series on the date of their issuance plus the percentages set forth opposite the ratings from the tables above in effect immediately following the increase. If Moody’s subsequently increases its rating of the notes of a series to Baa3 or higher, and S&P increases its rating to BBB- or higher the interest rate on the notes of that series will be decreased to the interest rate payable on the notes of that series on the date of their issuance. In addition, the interest rates on the notes of each series will permanently cease to be subject to any adjustment described above (notwithstanding any subsequent decrease in the ratings by either or both rating agencies) if the notes of that series become rated A2 and A or higher by Moody’s and S&P, respectively (or one of these ratings if the notes are only rated by one rating agency).

Each adjustment required by any decrease or increase in a rating set forth above, whether occasioned by the action of Moody’s or S&P, shall be made independent of any and all other adjustments. In no event shall (1) the interest rate for the notes be reduced to below the interest rate payable on the notes on the date of their issuance or (2) the total increase in the interest rate on the notes exceed 2.00% above the interest rate payable on the notes on the date of their issuance.

If either Moody’s or S&P ceases to provide a rating of the notes, any subsequent increase or decrease in the interest rate of the notes necessitated by a reduction or increase in the rating by the agency continuing to provide the rating shall be twice the percentage set forth in the applicable table above. No adjustments in the interest rate of the notes shall be made solely as a result of either Moody’s or S&P ceasing to provide a rating. If both Moody’s and S&P cease to provide a rating of the notes, the interest rate on the notes will increase to, or remain at, as the case may be, 2.00% above the interest rate payable on the notes on the date of their issuance.

Any interest rate increase or decrease described above will take effect from the first day of the interest period during which a rating change requires an adjustment in the interest rate.

Interest Payment Dates:	March 15 and September 15, commencing September 15, 2008

Price to Public:	99.425%

Benchmark Treasury:	UST 2-3/4% due February 28, 2013

Benchmark Treasury Price and Yield:	101.3+; 2.511%

Spread to Benchmark Treasury:	+ 375 bps

Yield:	6.261%

Make-Whole Call:	T + 50 bps

Expected Settlement Date:	March 18, 2008

CUSIP:	58405U AE 2

Anticipated Ratings:	Baa3 by Moody’s Investors Service, Inc.
BBB by Standard & Poor’s Ratings Services
BBB by Fitch Inc.

Joint Book-Running Managers:	Citigroup Global Markets Inc.
J.P. Morgan Securities Inc.
Banc of America Securities LLC
Barclays Capital Inc.

Co-Managers:	Commerzbank Capital Markets Corp.
Deutsche Bank Securities Inc.
Fortis Securities LLC
Goldman, Sachs & Co.
Greenwich Capital Inc.
KeyBanc Capital Markets Inc.
Mizuho Securities USA Inc.
PNC Capital Markets LLC
Scotia Capital (USA) Inc.
SunTrust Robinson Humphrey, Inc.
Wachovia Capital Markets, LLC
Wells Fargo Securities, LLC
UBS Securities LLC

$1,200,000,000 7.125% Notes due 2018

Issuer:	Medco Health Solutions, Inc.

Security:	7.125% Notes due 2018

Size:	$1,200,000,000

Maturity Date:	March 15, 2018

Coupon:	7.125%

Interest Rate Adjustment:	If the rating on the notes from Moody’s Investors Service, Inc.
(“Moody’s”) or Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc. (“S&P”) is a rating set forth in the immediately following table, the per annum interest rate on the notes will increase from that set forth on the cover page of this prospectus supplement by the percentage set forth opposite that rating:

	Rating Levels			Percentage

		Moody’s	S&P

	1	Ba1	BB+	0.25%

	2	Ba2	BB	0.50%

	3	Ba3	BB-	0.75%

	4	B1 or below	B or below	1.00%

	If at any time the interest rate on the notes of a series has been adjusted upward and either Moody’s or S&P, as the case may be, subsequently increases its rating of the notes of that series to any of the threshold ratings set forth above, the interest rate on the notes of that series will be decreased such that the interest rate for the notes of that series equals the interest rate payable on the notes of that series on the date of their issuance plus the percentages set forth opposite the ratings from the tables above in effect immediately following the increase. If Moody’s subsequently increases its rating of the notes of a series to Baa3 or higher, and S&P increases its rating to BBB- or higher the interest rate on the notes of that series will be decreased to the interest rate payable on the notes of that series on the date of their issuance. In addition, the interest rates on the notes of each series will permanently cease to be subject to any adjustment described above (notwithstanding any subsequent decrease in the ratings by either or both rating agencies) if the notes of that series become rated A2 and A or higher by Moody’s and S&P, respectively (or one of these ratings if the notes are only rated by one rating agency).

Each adjustment required by any decrease or increase in a rating set forth above, whether occasioned by the action of Moody’s or S&P, shall be made independent of any and all other adjustments. In no event shall (1) the interest rate for the notes be reduced to below the interest rate payable on the notes on the date of their issuance or (2) the total increase in the interest rate on the notes exceed 2.00% above the interest rate payable on the notes on the date of their issuance.

If either Moody’s or S&P ceases to provide a rating of the notes, any subsequent increase or decrease in the interest rate of the notes necessitated by a reduction or increase in the rating by the agency continuing to provide the rating shall be twice the percentage set forth in the applicable table above. No adjustments in the interest rate of the notes shall be made solely as a result of either Moody’s or S&P ceasing to provide a rating. If both Moody’s and S&P cease to provide a rating of the notes, the interest rate on the notes will increase to, or remain at, as the case may be, 2.00% above the interest rate payable on the notes on the date of their issuance.

Any interest rate increase or decrease described above will take effect from the first day of the interest period during which a rating change requires an adjustment in the interest rate.

Interest Payment Dates:	March 15 and September 15, commencing September 15, 2008

Price to Public:	98.956%

Benchmark Treasury:	UST 3.500% due February 15, 2018

Benchmark Treasury Price and Yield:	99.25+; 3.524%

Spread to Benchmark Treasury:	+ 375 bps

Yield:	7.274%

Make-Whole Call:	T + 50 bps

Expected Settlement Date:	March 18, 2008

CUSIP:	58405U AD 4

Anticipated Ratings:	Baa3 by Moody’s Investors Service, Inc.
BBB by Standard & Poor’s Ratings Services
BBB by Fitch Inc.

Joint Book-Running Managers:	Citigroup Global Markets Inc.
J.P. Morgan Securities Inc.
Banc of America Securities LLC

Barclays Capital Inc.

Co-Managers:	Commerzbank Capital Markets Corp.
Deutsche Bank Securities Inc.
Fortis Securities LLC
Goldman, Sachs & Co.
Greenwich Capital Inc.
KeyBanc Capital Markets Inc.
Mizuho Securities USA Inc.
PNC Capital Markets LLC
Scotia Capital (USA) Inc.
SunTrust Robinson Humphrey, Inc.
Wachovia Capital Markets, LLC
Wells Fargo Securities, LLC
UBS Securities LLC
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.
You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at 1-877-858-5407, calling J.P. Morgan Securities Inc. (collect) at (212) 834-4533, calling or e-mailing Banc of America Securities LLC at 1-800-294-1322 or dg.prospectus_distribution@bofasecurities.com or calling Barclays Capital Inc. toll-free at 888-227-2275 Ext. 2663.